May 28, 1999



Bruce Kinseth
Kinseth Hotel Corporation
River Road Hotel Associates, L.C.
2 Quail Creek Circle
North Liberty, Iowa  52317

     Re:  Ground Lease dated May 28, 1999 between Ameristar
          Casino Council Bluffs, Inc. ("Ameristar") and River
          Road Hotel Associates, L.C. ("River Road")


     This is to confirm our understanding with respect to the Ground Lease Agreement dated May 28, 1999. Ameristar is willing to give River Road approval to enter onto the Leased Land (as defined in the Ground Lease) to begin preliminary site work for the construction of a Hampton Inn hotel. Pending the effectiveness of the Ground Lease, Sections 2.1 (d) (Construction Standards), 2.1(e) Insurance During Construction), 2.2 (Compliance with Laws), 3.4 (Governmental Authorities), 3.6 (Limitation on Ameristar's Responsibilities), 5.3 (Public Liability Insurance), 5.4 (Form of Insurance), and 5.5 (Indemnification) and Article VI (Taxes, Assessments, Liens and Encumbrances) of the Ground Lease shall apply to Kinseth's activities with respect to such preliminary site work. Such provisions of the Ground Lease will be applicable notwithstanding the existence of conditions precedent to the effectiveness of the Ground Lease and regardless of whether the Ground Lease becomes effective or is terminated. River Road will provide evidence of liability insurance in an amount satisfactory to Ameristar for such indemnity.

     River Road and Ameristar shall proceed with diligence to satisfy the Conditions to Performance in Section 1.2 of the Ground Lease. If the conditions to be satisfied by River Road are not satisfied within the applicable time periods and Ameristar terminates the Ground Lease, River Road will be responsible for all costs and expenses necessary to promptly restore the Leased Land to its condition prior to the execution of the Ground Lease and the commencement of the site work. Likewise, if the conditions to be satisfied by Ameristar are not satisfied within the applicable time periods and River Road terminates the Ground Lease, Ameristar will be responsible for all costs and expenses necessary to promptly restore the Leased Land to its condition prior to the execution of the Ground Lease and the commencement of the site work.

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     Until the Ground Lease becomes effective, if ever, Kinseth
Hotel Corporation shall be jointly and severally liable with River Road for the obligations under this letter.

     Please indicate your agreement to the above by signing in the space below.

                                   Ameristar Casino Council
                                   Bluffs, Inc., an
                                   Iowa corporation

                                   By: /s/Thomas Steinbauer

                                   Its: Vice President



Agreed and Accepted


River Road Hotel Associates, L.C., an Iowa limited liability corporation by its Manager

     Kinseth Hotel Corporation, an Iowa corporation

     By: /s/ Leslie B. Kinseth

     Its President

     Date  May 28, 1999


Kinseth Hotel Corporation, an Iowa corporation

By:  /s/ Leslie B. Kinseth

Its  President

Date   May 28, 1999